SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Avalara, Inc.

(Name of Registrant as Specified in Its Charter)

Altair US, LLC

Richard H. Bailey

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 22, 2022, Altair US, LLC issued a press release detailing its opposition to the proposed acquisition of Avalara, Inc. by affiliates of Vista Equity Partners Management, LLC and linking to a presentation to shareholders. Copies of the press release and shareholder presentation are attached as Exhibit A and Exhibit B, respectively.

Exhibit A

Altair Issues Presentation Describing Why Altair Intends to Vote AGAINST Avalara’s Proposed Sale to Vista Equity Partners

Altair Notes that the Transaction Comes at the Wrong Time, After a Flawed Process and at the Wrong Price

Reiterates that There is No Imperative to Sell Avalara

SANTA ROSA, CA – September 22, 2022 – Altair US, LLC (“Altair” or “we”), a pre-IPO angel investor in Avalara, Inc. (NYSE: AVLR) (the “Company” or “Avalara”) and one of the Company’s largest shareholders, released a presentation describing it intends to reject the Company’s proposed sale to Vista Equity Partners (“Vista”). The proposed sale is subject to a vote of shareholders at the upcoming Special Meeting of Shareholders scheduled to be held on October 14, 2022.

The presentation is available at: https://tinyurl.com/5n8v24ye.

As outlined in the presentation, Altair believes that:

•	The timing of the transaction is wrong: The Board decided to seek a sale of the Company during a time when macroeconomic factors like rising interest rates, inflation, supply chain disruptions and concerns over consumer spending have rattled the equity markets. At the same time, volatile capital markets have made financing more expensive and more difficult to obtain for acquirers. In our view, there was no urgent need to sell the Company; Avalara has ample cash and a bright future with a near-term path to achieving operating profitability.

•	The sale process was flawed: The sale process appears to have been a spur-of-the-moment decision, driven by the desires of opportunistic acquirers and guidance from a financial advisor, Goldman Sachs, who was highly incentivized to pursue and close a transaction. The Board’s “process” engaged with a very limited number of potential buyers, and given the close relationship between Vista, Avalara’s financial advisor and members of the Avalara Board, we are concerned that Vista may have been the preferred buyer all along.

•	The price is inadequate: The bad timing and deeply flawed process resulted in a price that we believe is insufficient to compensate Avalara shareholders for forfeiting their claim on the Company’s future earnings and prospects. Vista’s offer is well below sell-side analyst price targets prior to the deal and below Avalara’s historical valuation multiple. We believe this price reflects near-term pessimism and transient market dynamics, rather than Avalara’s true potential as a market leader with a strong competitive moat and a clear runway to further growth and profitability.

Altair encourages shareholders to read carefully the proxy materials published by the Company and those that are forthcoming from Altair.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

In connection with the proposed acquisition of Avalara, Inc. (the “Company”) (NYSE:  AVLR) by affiliates of Vista Equity Partners Management, LLC (the “Merger”), the Company entered into an Agreement and Plan of Merger, dated as of August 8, 2022, with Lava Intermediate, Inc., a Delaware corporation (“Parent”), and Lava Merger Sub, Inc., a Washington corporation and wholly owned subsidiary of Parent (the “Merger Agreement”).  The Participants (as defined below) intend to file a definitive proxy statement and accompanying proxy card with the SEC to be used to solicit proxies for votes (the “Proxy Solicitation”) opposing the adoption of the Merger Agreement at the special meeting of shareholders (the “Special Meeting”) and regarding other proposals that may come before the Special Meeting. The Participants in the Proxy Solicitation are anticipated to be Altair US, LLC, a Delaware limited liability company (“Altair US”), and Richard Bailey (collectively, the “Participants”), the Manager of Altair US. As of the date hereof, each of the Participants may be deemed to beneficially own, in the aggregate, 850,892 shares of common stock of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO SROWLAND@SHAREHOLDERSDESERVEBETTER.COM.

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person.  In addition, the discussions and opinions in this press release and the material contained herein are for general information only and are not intended to provide investment advice.  All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements.  The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different.   Altair US, LLC disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.

ALTAIR US, LLC HAS NEITHER SOUGHT NOR OBTAINED THE CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION CONTAINED HEREIN THAT HAVE BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY SUCH THIRD PARTIES. EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTIES FOR THE VIEWS EXPRESSED HEREIN.

About Altair US, LLC

Altair is a family office.

Investor Contact

MacKenzie Partners, Inc.

Bob Marese

(212) 929-5500

Media Contact

Stanley Rowland

Phone: (925) 708-5611

srowland@ShareholdersDeserveBetter.com

Exhibit B

The Wrong Price, Wrong Process and Wrong Time Vote Against Vista’s Proposed Acquisition of Avalara I N V E S T O R P R E S E N T A T I O N September 2022 AVALARA, INC. (NYSE: AVLR) Altair US, LLC PRIVILEGED AND CONFIDENTIAL DRAFT – SUBJECT TO SUBSTANTIAL REVISION

Altair US, LLC Disc l aimer 2 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS In connection with the proposed acquisition of Avalara, Inc . (the “Company”) (NYSE : AVLR) by affiliates of Vista Equity Partners Management, LLC (the “Merger”), the Company entered into an Agreement and Plan of Merger, dated as of August 8 , 2022 , with Lava Intermediate, Inc . , a Delaware corporation (“Parent”), and Lava Merger Sub, Inc . , a Washington corporation and wholly owned subsidiary of Parent (the “Merger Agreement”) . The Participants (as defined below) intend to file a definitive proxy statement and accompanying proxy card with the SEC to be used to solicit proxies for votes (the “Proxy Solicitation”) opposing the adoption of the Merger Agreement at the special meeting of shareholders (the “Special Meeting”) and regarding other proposals that may come before the Special Meeting . The Participants in the Proxy Solicitation are anticipated to be Altair US, LLC, a Delaware limited liability company (“Altair US”), and Richard Bailey (collectively, the “Participants”), the Manager of Altair US . As of the date hereof, each of the Participants may be deemed to beneficially own, in the aggregate, 850 , 892 shares of common stock of the Company . THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION . SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP : //WWW . SEC . GOV . IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST . REQUESTS FOR COPIES SHOULD BE DIRECTED TO SROWLAND@SHAREHOLDERSDESERVEBETTER . COM . DISCLAIMER This presentation does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person . In addition, the discussions and opinions in this press release and the material contained herein are for general information only and are not intended to provide investment advice . All statements contained in this presentation that are not clearly historical in nature or that necessarily depend on future events are “forward - looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward - looking statements . The projected results and statements contained in this presentation and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this presentation and involve risks that may cause the actual results to be materially different . Altair US, LLC disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate . ALTAIR US, LLC HAS NEITHER SOUGHT NOR OBTAINED THE CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION CONTAINED HEREIN THAT HAVE BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY SUCH THIRD PARTIES . EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTIES FOR THE VIEWS EXPRESSED HEREIN .

Altair US, LLC Why We Are Here 3 ▪ Altair US, LLC has owned Avalara since 2004 and today beneficially owns approximately 1 % of the outstanding shares , making us one of the Company’s largest and longest - tenured shareholders ▪ Avalara is a fundamentally sound business ; we believe strongly that Avalara has a clear path to become a part of every transaction in the world and compound growth for many years ▪ We see no reason why the Board should have chosen now to sell the Company, when the management team has expressed such confidence in the future even amidst a challenging and volatile economic environment ▪ Even worse, we believe the Board’s sale “process” was deeply flawed and limited, rather than having been carefully designed and timed to create demand and competitive tension ▪ Unsurprisingly, the flawed process resulted in a negotiated price that we believe is inadequate, which is underscored by commentary from analysts and investors As one of Avalara’s earliest and largest investors, we are opposed to the sale of the Company to Vista Equity Partners at the proposed price of $93.50/share and plan to vote against the transaction [W]e are a little surprised at AVLR’s willingness to sell at $93.50…” ¹ Our initial view is that the proposed transaction price is somewhat underwhelming.” ² 1 Needham Research Note, August 8, 2022. 2 William Blair Research Note, August 8, 2022.

Altair US, LLC Table of Contents I Executive Summary 5 II The Timing Is Wrong 12 III The Sale Process Was Flawed 17 IV The Price Is Inadequate 24 V Other Observers Are Also Opposed 32 VI Conclusion 35 4

S E C T I O N O N E Executive Summary

Altair US, LLC Executive Summary 6 We are convinced that Avalara can deliver value to shareholders far in excess of the $93.50 per share price that Vista is offering and intend to vote AGAINST the transaction The Timing Is Wrong The Sale Process Was Flawed The Price Is Inadequate ▪ Macroeconomic factors have weighed on equity valuations in 2022, and technology companies have been particularly impacted; Avalara’s stock price has suffered ▪ Economic uncertainty has strained the capital markets, and it has become more difficult and more expensive for private equity firms to obtain financing ▪ Avalara remains a strong company with attractive prospects; its long - term fundamentals have not changed ▪ Avalara is on the cusp of achieving operating profitability and has ample cash; we believe there was no need to sell the Company ▪ The Board appeared to ignore these signs of bad timing and pursued a sale anyway ▪ We believe the Company’s financial advisor failed to conduct a robust sale process , initiating contact with just three potential buyers ▪ When other potentially interested parties emerged later in the process, they were seemingly ignored ▪ The Company’s financial advisor – on whose fairness opinion the Board relied – is conflicted and has a strong financial incentive to see the deal close ▪ After Vista initially dropped out of the process, the Board inexplicably reengaged with Vista at a substantially lower price than what was originally proposed ▪ Prior to the announcement of the deal, sell - side analysts had a mean price target for Avalara of over $117 per share ; Goldman Sachs’ own analyst had a target of $123 per share ▪ Avalara had historically traded at a median EV/NTM revenue multiple of 12.9x ; the proposed deal values Avalara at just 8.1x NTM revenue ▪ The proposed premium is inadequate relative to comparable precedent transactions ▪ Private equity firms initially reached out when Avalara was trading at or above $90 per share and were likely prepared to pay substantially more than the deal price ▪ Other shareholders and analysts have openly expressed doubt about the deal price

Altair US, LLC ▪ Founded in 1999 and based in Seattle, Avalara provides cloud - based solutions for transaction tax compliance worldwide ▪ A 2018 U . S . Supreme Court decision enabled states to effectively tax interstate e - commerce sales, which provided a significant catalyst for demand for tax compliance solutions ▪ Avalara’s cloud - based solutions address that demand and serve a large, fragmented market ripe for continued automation ▪ The Company’s software is able to process transactions in real - time, provide detailed tax determination records and provide data for audits, helping to reduce errors and compliance costs ▪ Avalara has delivered many years of strong growth (33% revenue CAGR since 2016) and foresees many years of runway to continue to compound growth at high rates 1 ▪ The Company’s goal is to become a part of every transaction in the world 2 Three - Year Total Shareholder Return as of YE 2021 7 Overview of Avalara (NYSE: AVLR) Avalara is a leading cloud - based transaction tax compliance software company 600% 5 00% 400% 300% 200% 100% 0% - 100% Dec - 18 Jun - 19 Dec - 21 Ava l a ra Dec - 19 Jun - 20 Dec - 20 Jun - 21 Comparable Public Companies S&P Software Index Enterprise Value ($M) Market Capitalization ($M) Cash and Equivalents ($M) (as of 6/30/22) 2021 Revenue ($M) EV/2021 Revenue 2023E Revenue ($M) EV/2023E Revenue Employees (as of 12/31/21) Headquarters Source: FactSet. All data as of September 16, 2022 unless specified otherwise. “Comparable public companies” refer to those in the “Selected Public Company Comparables Analysis” of the Company’s financial advisor and include Alteryx, BigCommerce Holdings, BlackLine, Coupa Software, Datadog, Elastic, HubSpot, MongoDB, Okta, PagerDuty, Paylocity, Shopify, Smartsheet and Zscaler. 1 Avalara 2022 Analyst Day (“[W]e believe transactional tax automation in the US is still roughly 10% penetrated, and even less so globally, leaving many years of runway to compound growth at high rates.”) 2 Id . 314% 231% 133%

Altair US, LLC ▪ Altair US, LLC is a family office based in Santa Rosa, California ▪ We first invested in Avalara in 2004 as one of the Company’s earliest outside shareholders ▪ We purchased additional shares in all but one private investment round prior to the Company’s initial public offering ▪ Today, we beneficially own approximately 1.0% of Avalara’s outstanding shares, making us one of the Company’s largest and longest - tenured shareholders ▪ We believe strongly in Avalara’s opportunity to create significantly more value for shareholders as an independent entity 8 Overview of Altair US, LLC

Altair US, LLC Overview of the Proposed Acquisition by Vista Equity Partners TRANSACTION OVERVIEW 1 Announcement Date August 8, 2022 Buyer Vista Equity Partners Special Meeting Date October 14, 2022 Offer Premium 2 One Day: (2%) 30 Days: 9% 90 Days: 16% One Year: (16) One - Year High: (51%) Deal Process ▪ Avalara initially sought to acquire a competitor before pivoting to a sale process for reasons that remain unclear ▪ Goldman Sachs initiated contact with just three potential buyers ▪ None of the parties in the process was able to submit a bid on the final deadline and the Board ended the sale process 3 ▪ Vista re - engaged at a significantly lower price after initially declining to make an offer Deal Reaction ▪ Two shareholders publicly oppose the deal ▪ Five sell - side analysts have expressed disappointment 1 Source: FactSet and Company filings. 2 Premium calculated relative to the stock’s volume - weighted average closing price during the specified period. 3 Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 41. 9

Altair US, LLC $123 $167 $213 $272 $382 $501 $699 $3 0 0 $2 0 0 $1 0 0 $0 $6 0 0 $5 0 0 $4 0 0 $8 0 0 $7 0 0 20 1 5 20 1 6 20 1 7 20 1 8 20 1 9 20 2 0 20 2 1 Revenue ($M) 1 ▪ Avalara has delivered strong, consistent growth over a number of years across economic cycles – Since 2015, Avalara has compounded revenue at a rate of 34% annually ▪ The number of core customers continues to increase by approximately 5% every quarter – In Q2 2022, the Company reported over 20 million customers for the first time ever ▪ The Company’s net revenue retention rate also remains relatively steady, even in a challenging economic environment ▪ Avalara expects this growth to continue 10 Avalara Has Delivered Consistent Growth Avalara has been a strong performer since its IPO, and we believe it has a long runway ahead – The Company projects that revenue will continue to grow at a rate of approximately 25% YoY for the next three years 2 – Importantly, Avalara expects to achieve operating profitability as soon as the end of this fiscal year, with further margin expansion thereafter 3 1 Source: Company filings. 2 Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 64. 3 Id . (Avalara’s July projections forecast non - GAAP operating income to be break - even in FY 2022, with operating margins expanding to 5%, 10% and 15% in the three years thereafter.) 13.0 13.6 14.3 15.0 15.7 16.6 17.4 18.3 19.2 20.1 117% 114% 116% 115% 113% 116% 116% 116% 115% 113% 0% 50% 10 0% 15 0% 20 0% 0.0 5.0 10.0 15.0 20.0 25.0 Avalara Core Customers / Net Revenue Retention Rate 1 1Q 20 2Q 20 3Q 20 4Q 20 1Q 21 Number of Core Customers (M) 2Q 21 3Q 21 4Q 21 1Q 22 2Q 22 Net Revenue Retention Rate

Altair US, LLC We Are As Enthusiastic as Avalara Management About Its Prospects In the long run, like other required back - office functions such as payroll, we believe every company will automate their tax compliance. We're addressing a large, low - penetrated market where we are a leader in the space, with competitive moats and a differentiated business strategy. We are positioning to capture a leader share of our market opportunity.” Ross Tennenbaum, CFO Q1 2022 Earnings Call, May 6, 2022 Avalara Has Very Attractive Long - Term Fundamentals and a Strong Competitive Moat Avalara Is Insulated from Economic Challenges and Remains Positioned to Grow Our pricing model is designed to absorb downside shocks and upside bounces amid changes in economic activity. All this continues to reinforce our belief that we can compound growth organically in the 20% to 25% range for years to come, and do that while evolving our model to also driving consistent operating and free cash flow leverage that will lead us to a Rule of 40 type model over time.” Scott McFarlane, CEO 2022 Analyst Day, June 28, 2022 11

S E C T I O N T W O The Timing Is Wrong

Altair US, LLC Now Is the Wrong Time to Sell Avalara 13 Market Volatility Has Diminished Equity Values ▪ A challenging macroeconomic environment has rattled markets in 2022 ▪ The first half of the year saw the worst returns for the Russell 3000 (down 22% ) since its inception, and the S&P North American Software Index was hit even harder ; Avalara and its peers were not immune to these challenges ▪ It is incomprehensible that Avalara’s Board chose this time, amidst a depressed and volatile stock market to seek a sale of the Company It Is a Difficult Financing Environment for Acquirers ▪ Market volatility and economic uncertainty has made fundraising for buyouts even more difficult, especially for larger transactions like Avalara ▪ High - yield corporate bond spreads to treasury yields widened more than 200 basis points during the first half of 2022 ▪ Multiple parties who withdrew from Avalara’s process cited unfavorable market conditions Avalara’s Challenges Are Transitory and the Fundamentals Remain Strong ▪ Management has expressed confidence in Avalara’s prospects, emphasizing the “resilient” business model designed to absorb economic shocks and deliver growth despite the current headwinds ▪ The Company recently revised mid - term projections, indicating that the path to profitability has accelerated, with revenue continuing to grow and margins continuing to expand ▪ We believe achieving operating profitability may serve as a meaningful catalyst for increasing the Company’s valuation 1 2 3

Altair US, LLC ▪ Macroeconomic factors like rising interest rates, inflation, supply chain disruptions and concerns over consumer spending have created significant economic dislocation and uncertainty in 2022 – The first half of 2022 saw the worst returns for the Russell 3000 since its inception 1 ▪ Technology companies have been particularly challenged as the normalization of growth and post - pandemic demand has rattled investor confidence in the sector – In the first half of 2022, the S&P North American Software Index was down 33%, compared to a 22% loss for the Russell 3000 1 ▪ Avalara and its peers have not been immune to these challenges – During the year leading up to the Board’s decision to conduct a sale process, Avalara’s revenue multiple declined by nearly 12 turns – This is consistent with the Company’s peers and the broader software industry, which also saw their valuations slashed dramatically 14 Market Volatility Has Diminished Equity Values Macroeconomic issues have weighed on equity valuations across most markets, and Avalara has been particularly impacted 1 Source: FactSet and Company filings. 2 Data from April 27, 2021 to April 27, 2022, the day that the Board determined to begin a process to sell the Company. Note: “Comparable public companies” refer to those in the “Selected Public Company Comparables Analysis” of the Company’s financial advisor and include Alteryx, BigCommerce Holdings, BlackLine, Coupa Software, Datadog, Elastic, HubSpot, MongoDB, Okta, PagerDuty, Paylocity, Shopify, Smartsheet and Zscaler. 1 19.2x 13.6x 7.3x 11.2x 7.8x 25. 0 x 20. 0 x 15. 0 x 10. 0 x 5.0x 0.0x S&P North American Software Index EV/NTM Revenue 1,2 22.6x Comparable Public Companies April 2021 April 2022 40% 20% 0% - 20% - 40% - 60% TSR from April 2021 to April 2022 1,2 Comparable Public Companies Avalara S&P North American Software Index - 1 8% - 3 4% - 4 8%

Altair US, LLC ▪ Volatile capital markets have made financing of large buyout transactions more difficult ▪ By July 2022, as proposals for Avalara were due under the Board’s process, high - yield corporate bond spread to treasury yields had widened more than 200 basis points from the beginning of the year ▪ With the availability of financing and the cost of debt for buyouts significantly higher than what it was just six months prior, deal activity slowed ▪ As the financing market contracts, larger transactions like Avalara’s are especially vulnerable – The number of deals within the $5 - 10 billion range declined more than 40% YoY in Q2 2022 ▪ Several potentially interested parties withdrew from Avalara’s process, specifically citing unfavorable market conditions 15 It Is a Difficult Financing Environment for Acquirers Capital markets volatility has created a challenging fund - raising environment, likely limiting the universe of private equity buyers and the amount they were willing and able to pay for Avalara 1 Source: Bloomberg. 2 304 350 366 348 437 474 518 435 500 400 300 200 100 0 600 January February Mar c h Ap r i l May June Ju l y August Bloomberg U.S. Corporate High Yield Index Average Spread in 2022 (bps) 1 - 10% - 20% - 5% - 10% - 30% - 40% - 34% - 50% Private Equity Buyouts - 44% Deals $5B - $10B 0% Growth in Number of Transactions 1 Q2 2022 YoY 1H 2022 vs. 1H 2021

③ Avalara's Challenges Are Transitory and the Fundamentals Remain Strong

Despite macroeconomic uncertainty, there is no sign that Avalara's prospects are fundamentally impaired

- Avalara's management has dismissed the current headwinds as largely temporary and continues to express confidence in the Company's prospects
  - At Avalara's Analyst Day in June 2022, CEO Scott McFarlane emphasized that the Company's business model is "resilient"[2] and designed to absorb economic shocks and still deliver growth[3]
- The Company's July Projections disclosed in the proxy statement indicate that management expects its growth to continue unabated
  - Avalara projects revenue to grow at a 27% CAGR between 2021 and 2025, which is roughly consistent with the five-year period from 2016 to 2020
- Importantly, the Company's updated July Projections show the Company breaking even in 2022 and non-GAAP operating income of $52 million in 2023
  - These projections were revised from May, which forecasted a loss of $11 million in 2022, indicating that the path to profitability has accelerated
  - We believe achieving operating profitability could serve as a meaningful catalyst for increasing the Company's valuation



Avalara Revenue ($M)¹
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
27% CAGR
$699
$869
$1,106
$1,405
$1,793
2021
2022E
2023E
2024E
2025E



Operating Income ($M)¹
$300
$250
$200
$150
$100
$50
$0
($50)
($100)
($150)
($107)
$0
$52
$140
$273
2021
2022E
2023E
2024E
2025E

[1] Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 64.
[2] Source: Avalara Analyst Day, June 28, 2022 ("Our business model has proven to be resilient, historically showing low volatility in good and challenging times…").
[3] *Id.* ("[O]ur pricing model is designed to absorb downside shocks and upside bounces amid changes in economic activity. All this continues to reinforce our belief that we can compound growth organically in the 20% to 25% range for years to come…").

16
Altair US, LLC

S E C T I O N F O U R The Sale Process Was Flawed

Altair US, LLC The Process Was Rife with Material Conflicts ▪ Avalara’s financial advisor, Goldman Sachs, was incentivized to preserve its longstanding and lucrative relationship with Vista and – with a $70 million fee contingent on the closing of the transaction – to facilitate a transaction for Avalara ▪ Despite Goldman’s misaligned incentives, Avalara’s Board did not seek a second, independent fairness opinion The Board Did Not Maximize the Universe of Buyers ▪ Goldman initiated contact with only three potential buyers for Avalara; the other parties in the process had already reached out to Avalara independently ▪ When other potential buyers came forward after rumors of the deal became public, Goldman seemingly ignored their inbound interest ▪ The decision to accept a “no - shop” provision made no sense given the already limited outreach Vista May Have Been the Preferred Buyer All Along ▪ Both Goldman and Avalara have strong relationships with Vista, which may have been the preferred buyer from the start ▪ The Board has two directors who are affiliated with companies that Vista either controls or previously acquired The Board Re - Engaged with Vista from a Position of Weakness ▪ The Board – correctly, in our view – terminated the sale process after no bids were received by the deadline, but re - engaged with Vista after it submitted an indication of interest that was ~10% below its initial range ▪ The Board seemingly recognized the inadequacy of Vista’s proposal and sought – and failed – to get Vista to raise its bid to $95 per share We Believe the Sale Process Managed by the Board Was Flawed 18 1 2 3 4

Altair US, LLC $5 0 .00 $6 0 .00 $7 0 .00 $8 0 .00 $9 0 .00 $100.00 $110.00 $120.00 $130.00 $140.00 Jan - 22 Feb - 22 Mar - 22 Ap r - 22 May - 22 Jun - 22 Ju l - 22 Aug - 22 Sep - 22 Timeline of Avalara’s Flawed Sale Process 19 Source: FactSet and Company filings. Data as of September 19, 2022. January 25 – 26: The Board meets to consider Avalara’s strategy and financial performance and evaluate potential acquisitions April 18: Avalara submits an indication of interest to acquire a foreign e - invoicing company April 27: After the proposed acquisition falls through, Avalara’s Board directs Goldman Sachs to begin exploring a sale of the Company June 20 – 22: Several potential acquirers drop out of the process, with some citing challenging market conditions June 23: Avalara receives initial indication of interest from Vista valuing the Company between $97 and $101 per share August 8: Avalara issues a press release announcing the proposed transaction August 5: The Board directs Goldman Sachs and Avalara management to seek an improved bid from Vista at $95/share; Vista submits its “best and final” offer of $93.50, which the Board accepts July 16 : After the final deadline for definitive proposals passes with no party submitting a bid for the Company, the Board decides to terminate the sale process July 19: Vista submits a revised indication of interest valuing Avalara at $91/share July 28: The Board approves revised projections that accelerate Avalara’s timeline for achieving operating profitability March – April: Avalara receives inbound inquiries from four private equity firms expressing an interest in the Company

Altair US, LLC 20 The Process Was Rife with Material Conflicts In our view, the material conflicts led to a flawed and biased sale process, and a poor outcome for shareholders 1 Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 62. 2 Id . 3 Source: Goldman Sachs Q2 2022 Earnings Release (“Net revenues in Investment Banking were $2.14 billion for the second quarter of 2022, 41% lower than a strong second quarter of 2021. 4 Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 60. 5 Id . at 68 and 70. 1 ▪ Avalara’s financial advisor, Goldman Sachs, was highly incentivized to facilitate a transaction – Goldman stands to receive $70 million contingent upon closing of the transaction 1 (plus a net gain of an estimated $5 million with respect to capped call transactions) 2 • We believe the magnitude of this contingent fee is particularly influential at a time when Goldman’s investment banking revenues have plunged by approximately 40% year - on - year 3 – While advising Avalara, Goldman also had a strong working relationship with Vista – from which it has earned more than $80 million in fees over the last two years 4 – and was therefore unlikely to recommend against Vista’s underwhelming offer ▪ The fact that the Board received its financial advice and its fairness opinion from Goldman, then, is highly troubling – The Board could have obtained a second opinion from a truly independent financial advisor without a strong incentive for getting the deal done or maintaining a relationship with the would - be buyer ▪ Avalara management and the non - employee directors also collectively stand to receive more than $65 million as a result of the deal 5

Altair US, LLC 21 The Board Did Not Maximize the Universe of Buyers We believe the Board’s process was limited, driven by inbound inquiries rather than an effort to create demand and competitive tension 1 Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022 at page 36 (“On May 19, 2022… Goldman Sachs began outreach to seven parties,” four of which – Party A, B, C and D had already reached out to Avalara management in March and April 2022.). 2 Id . at 34 (In March and April 2022, Parties A, B, C and D discussed with Avalara management, among other matters, their willingness to “participate in… potential acquisitions of other companies in, or adjacent to, the industries in which Avalara operates…”). 3 Id . at 36 (In addition to Parties A, B, C and D, Goldman Sachs reached out to two other parties, Party E and Party F. Party G later contacted Avalara management independently). 4 Id . at page 40. 2 ▪ Avalara’s financial advisor, Goldman Sachs, failed to conduct a robust sale process in our view, initiating contact with just three potential buyers 1 – The few other firms in the process had all been engaging with the Company for several months and had reached out to the Company independently about providing growth capital for Avalara’s international expansion 2 – The extent of the Board’s “process” was seemingly to interact with the handful of firms that had previously demonstrated some interest and make outbound phone calls to a few additional firms 3 ▪ When a rumor of the sales process appeared in the media and appeared to generate additional in - bound interest from “a variety of parties,” 4 Goldman appeared to pay little attention to those other potential buyers and sources of financing – In fact, as far as we can tell, no substantive discussions took place with any of these parties ▪ We believe that this process was woefully inadequate, especially in the face of challenging market conditions that likely constrained both the number of potentially interested parties and the price they were willing to pay ▪ The Board’s decision to accept a “no - shop” provision, which we believe severely limited the Company’s ability to solicit or encourage other proposals once the deal was announced, was inexplicable given the limited outreach during the sale process

Altair US, LLC 22 Vista May Have Been the Preferred Buyer All Along We believe Vista, with its strong relationships with Avalara and Goldman Sachs, may have been the preferred buyer from the start 3 ▪ Goldman Sachs has a longstanding and lucrative relationship with Vista – Goldman has earned more than $80 million in fees during the last two years alone from Vista and its affiliates and portfolio companies 1 – Goldman has also received another $43 million from Vista equity holders and their affiliates 2 ▪ Members of Avalara’s Board also appear to have a close relationship with Vista – Director Marcela Martin serves on the board of a Vista - controlled company, Cvent, with four other Vista professionals, including the Vista partner that was responsible for the Avalara deal 3 – Director Rajeev Singh has also served on the board of a company that Vista acquired (Apptio) 4 1 Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 60. 2 Id . 3 Id. at 66. 4 Source: Avalara 2022 Definitive Proxy Statement, filed with the SEC on April 21, 2022, at page 7.

Altair US, LLC 23 The Board Re - Engaged with Vista from a Position of Weakness After terminating the sale process, the Board seemingly welcomed Vista when it reemerged with a substantially lower offer 1 Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 41. 2 Id . at page 44 (“[T]he Board instructed Goldman Sachs and Avalara’s senior management to seek a further improved proposal from Vista of $95.00 per share or greater…”). 4 ▪ After the deadline for final proposals passed without the Company receiving any bids, the Board – quite rightly, in our view – determined to terminate the sale process 1 ▪ However, Vista re - emerged just days later with a revised price that was almost 10% below its initial indication of interest despite the fact that Avalara’s stock price had increased by approximately 16% during the period between these indications of interest – We believe the Board’s decision to re - engage with Vista despite its inferior revised proposal signaled to Vista that the Board was highly motivated to complete a deal quickly and at almost any price – From then on, Vista – the only remaining bidder – had the upper hand and was able to leverage its position to negotiate a deal in its favor – It is perplexing that Avalara, sitting on $1.5 billion in cash and with self - proclaimed excellent prospects, would re - engage when there was no compelling need to do so ▪ The Board, noting that Vista’s revised indication of interest of $91 per share was substantially below the range of $97 to $101 per share that it has indicated previously, directed Goldman and the management team to seek a proposal of at least $95 per share 2 ▪ Perhaps sensing a Board keen on selling and a lack of competitive tension, Vista refused to meet the Board’s demands and submitted a “best and final” bid of $93.50 per share, which the Board accepted

S E C T I O N T H R E E The Price Is Inadequate

The Price Is Inadequate and Not a Reflection of Fair Value

1 — Vista's Offer Is Below Analyst Price Targets

- Prior to the transaction announcement, sell-side analysts had a mean target price of over $117/share
- While change-in-control transactions typically occur *above* analyst price targets, Avalara's transaction value represented an ~20% discount

2 — Vista's Offer Is Below Avalara's Historical Valuation Multiple

- Throughout Avalara's time as a public company, it has traded at a median EV multiple of NTM revenue of 12.9x; since the beginning of 2020, the Company traded at an even higher multiple of 16.5x
- At 8.1x NTM revenue, the proposed transaction value represents a significant discount
- Based on past valuations, the Board seemingly chose an inopportune time to conduct a sale process

3 — Private Equity Firms Were Likely Prepared to Pay More

- Senior management began receiving inbound interest from private equity firms in March and April 2022 when Avalara was generally trading at or above $90/share
- These firms were likely prepared to pay a premium, understanding it to be typical for a high-growth software company with compelling prospects

4 — Avalara's Trading Should Have Inspired a Higher Premium

- Avalara's 1-year, pre-announcement TSR was -44% vs. +19% for precedent transactions
- It logically follows that companies trading at near-term highs should receive smaller premiums than companies that have traded down; the premium offered for Avalara, however, was substantially lower than that of comparable transactions

5 — A Premium to the True Undisturbed Price Is Higher than $93.50/share

- Avalara's peers traded up from July 6 (the "undisturbed" date) to August 5 (the day before the deal was announced); we believe it is reasonable to assume Avalara would have matched this performance, even without the sale process rumors, such that its "undisturbed" price would be $83.15/share
- Applying a median one-day premium of 26% to this undisturbed price yields a fair price for Avalara of over $103/share

25

Altair US, LLC

Altair US, LLC 26 We Believe Vista’s Offer Is Inadequate by Any Measure Vista’s offer falls short of what we consider to be reasonable benchmarks for value Source: FactSet. Data from July 1, 2020 to July 1, 2022. $150.00 $200.00 $50.00 Ju l - 20 Aug - 20 Sep - 20 O c t - 20 Nov - 20 Dec - 20 Jan - 21 Feb - 21 Mar - 21 Ap r - 21 May - 21 Jun - 21 Ju l - 21 Aug - 21 Sep - 21 O c t - 21 Nov - 21 Dec - 21 Jan - 22 Feb - 22 Mar - 22 Ap r - 22 May - 22 Jun - 22 Ju l - 22 Avalara Stock Price from July 2020 to July 2022 Two - Year VWAP: $129.01 Goldman Sachs Price Target: $123.00 Vista Initial Indication of Interest: $99.00 $100.00 Vista Final Offer: $93.50

Altair US, LLC ▪ Prior to the announcement of the transaction, sell - side analysts had a mean target price for Avalara of more than $117 per share – Price targets had been at or above $100 since June 2019, when the Company’s LTM revenue was less than half of what it is today – At the time the transaction was announced, Goldman Sachs’ own analyst covering Avalara had a price target of $123 per share (a 32% premium over the deal price) ▪ Typically, change - in - control transaction occur above the mean sell - side price targets – Among the comparable transactions selected by Avalara’s financial advisor for its fairness opinion, the deal price represented an average of a 15% premium to the sell - side target price – For Avalara, the transaction value represented an approximately 20% discount to the mean sell - side price target 27 Vista’s Offer Is Below Analyst Price Targets We believe Avalara merits an appropriate premium, not a discount, to the mean analyst target price 1 Source: FactSet. 2 Mean price targets as of the day before the transaction was announced. Comparable transactions refer to those in the “Selected Transactions Analysis” of the Company’s financial advisor and include Ping Identity (Thoma Bravo), Zendesk (Permira & H&F), SailPoint (Thoma Bravo), Datto (Kaseya / Insight), Anaplan (Thoma Bravo), Mandiant (Google), Medallia (Thoma Bravo), Proofpoint (Thoma Bravo), Pluralsight (Vista), Slack (Salesforce), Tableau (Salesforce), Ultimate Software (Hellman & Friedman), Apptio (Vista), SendGrid (Twilio), Adaptive Insights (Workday), MuleSoft (Salesforce), Netsuite (Oracle), Demandware (Salesforce), Marketo (Vista), Cvent (Vista), Solarwinds (Thoma Bravo), Concur (SAP) and Sourcefire (Cisco). 1 $117.46 $159.64 $210.00 $211.23 $181.39 $206.00 $191.69 $137.58 $149.67 $103.00 $1 5 0.00 $1 0 0.00 $5 0 .00 $0. 0 0 $250.00 $200.00 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 20 2 0 20 2 0 20 2 0 20 2 0 20 2 1 20 2 1 20 2 1 20 2 1 20 2 2 20 2 2 Avalara Mean Analyst Price Target 1 Mean Price Target Vista Offer - 19% 15% 20% 15% 10% 5% 0% - 5% - 10% - 15% - 20% - 25% Weighted Average of Comparable Transactions Premium to Mean Price Target 1,2

2 Vista's Offer Is Below Avalara's Historical Valuation

It appears that Vista took full advantage of Avalara's recent – and in our view, temporary – decline in valuation

- Throughout Avalara's time as a public company, it has traded at a median enterprise value multiple of next-twelve months revenue of 12.9x
- Since the beginning of 2020, as the Company's growth accelerated due to pandemic-driven shifts in customer demand patterns, Avalara has traded at an even higher multiple of 16.5x NTM revenue
  - At 8.1x NTM revenue, the proposed transaction value represents a significant discount to Avalara's historical valuation
- Based on historical valuations, it appears that the Board chose a particularly inopportune moment to conduct a sale process
  - When the Board determined to move forward with a sale process in April 2022, Avalara's valuation had declined by nearly 10 turns from a year earlier
  - The Company's valuation had declined meaningfully from the beginning of 2022 as macroeconomic turbulence weighed heavily
  - Those same headwinds were also affecting Avalara's peers and the software industry more broadly; Avalara's challenges were not unique



EV/NTM Revenue Since the Beginning of 2020[1]
30.0x
25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
Sale Process
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Oct-21
Jan-22
Apr-22
Jul-22
Vista Offer: 8.1x
Median: 16.5x



EV/NTM Revenue Multiple[2]
25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
18.1x
13.1x
8.5x
22.6x
19.9x
11.2x
13.6x
12.0x
7.8x
Avalara
Comparable Public Companies
S&P North American Software Index
April 2021
January 2022
April 2022

[1] Source: FactSet. Data from January 1, 2020 to August 5, 2022, the last trading day before the transaction was announced.
[2] Source: FactSet. Data as of April 27, 2021, January 1, 2022 and April 27, 2022, the day the Board decided to begin a process to sell the Company. "Comparable public companies" refer to those in the "Selected Public Company Comparables Analysis" of the Company's financial advisor and include Alteryx, BigCommerce Holdings, BlackLine, Coupa Software, Datadog, Elastic, HubSpot, MongoDB, Okta, PagerDuty, Paylocity, Shopify, Smartsheet and Zscaler.

28
Altair US, LLC

Altair US, LLC ▪ Members of Avalara’s senior management team began receiving inbound interest from private equity firms in March and April 2022 ▪ During that time, Avalara was generally trading at or above $90 per share ▪ Even a modest premium – i.e., the 26% median one - day premium of comparable transactions 2 – would put a transaction price for Avalara well above $110 per share – We believe private equity firms were prepared to pay this type of premium, understanding it to be typical for a high - growth software company with compelling prospects, otherwise they would not have reached out – In our view, Avalara was unable to capitalize on this seeming willingness to pay more than $100 per share because the financing market weakened, not because Avalara’s prospects diminished 29 Private Equity Firms Were Likely Prepared to Pay More Private equity firms reached out to Avalara likely expecting that they would have to pay $100 or more to acquire the Company 1 Source: FactSet. Data from March 1, 2022 to April 30, 2022. 2 Source: FactSet. Comparable transactions refer to those in the “Selected Transactions Analysis” of the Company’s financial advisor and include Ping Identity (Thoma Bravo), Zendesk (Permira & H&F), SailPoint (Thoma Bravo), Datto (Kaseya / Insight), Anaplan (Thoma Bravo), Mandiant (Google), Medallia (Thoma Bravo), Proofpoint (Thoma Bravo), Pluralsight (Vista), Slack (Salesforce), Tableau (Salesforce), Ultimate Software (Hellman & Friedman), Apptio (Vista), SendGrid (Twilio), Adaptive Insights (Workday), MuleSoft (Salesforce), Netsuite (Oracle), Demandware (Salesforce), Marketo (Vista), Cvent (Vista), Solarwinds (Thoma Bravo), Concur (SAP) and Sourcefire (Cisco). 3 VWAP: $90.27 $0. 00 $20.00 $40.00 $60.00 $80.00 $100.00 $120.00 Avalara Stock Price from March to April 2022 1 VWAP: $91.22

Altair US, LLC ▪ Avalara’s total shareholder return during the one - year period prior to the transaction announcement was - 44%, compared to a weighted average of +19% for precedent transactions ▪ Ordinarily, one would expect companies trading at near - term highs to receive smaller premiums, not larger ones, than companies that have traded down ▪ However, the premium offered for Avalara is substantially lower than the median of the premiums in precedent transactions ▪ We believe this further demonstrates that Vista is seeking to pick off Avalara at a trough, while the Company is facing temporary headwinds, to the detriment of public shareholders 30 Avalara’s Trading Should Have Inspired a Higher Premium Vista’s offer came when Avalara was trading at near - term lows; we believe the Company deserved a higher premium 1 Source: Source: FactSet. Comparable transactions refer to those in the “Selected Transactions Analysis” of the Company’s financial advisor and include Ping Identity (Thoma Bravo), Zendesk (Permira & H&F), SailPoint (Thoma Bravo), Datto (Kaseya / Insight), Anaplan (Thoma Bravo), Mandiant (Google), Medallia (Thoma Bravo), Proofpoint (Thoma Bravo), Pluralsight (Vista), Slack (Salesforce), Tableau (Salesforce), Ultimate Software (Hellman & Friedman), Apptio (Vista), SendGrid (Twilio), Adaptive Insights (Workday), MuleSoft (Salesforce), Netsuite (Oracle), Demandware (Salesforce), Marketo (Vista), Cvent (Vista), Solarwinds (Thoma Bravo), Concur (SAP) and Sourcefire (Cisco). “Undisturbed Date” is July 6, 2022, the last trading day before rumors of a deal surfaced. 4 - 44% 19% 30% 20% 10% 0% - 10% - 20% - 30% - 40% - 50% Weighted Average of Precedents 1 - Year TSR Prior to Deal Announcement 1 28% 4% 19% - 2% 34% 44% 41% 37% - 1% 50% 25% 0% - 25% - 50% - 75% 75% - 51% One Year High Deal Premium to VWAP 1 Two Weeks 30 Days Two Months 90 Days Avalara as of Undisturbed Date Median of Precedent Transactions

Altair US, LLC ▪ Goldman’s fairness opinion claims the “undisturbed” price of Avalara’s shares was July 6, the day before rumors of a buyout surfaced ▪ However, while Avalara’s stock undoubted rallied in part because of the deal rumor, comparable public companies also traded up from July 6 to August 5 , the day before the deal was announced – We believe it is reasonable to assume that Avalara would have matched this performance even in the absence of a deal rumor ▪ We therefore believe that Avalara’s true “undisturbed” price is approximately $83.15 per share, which assumes that Avalara would have traded in - line with the peer median during this period ▪ Applying the median one - day premium of comparable transactions of 26% to this price yields a price for Avalara of over $103 per share, which we believe is more directionally consistent with fair value 31 A Premium to the True Undisturbed Price Is Higher than $93.50/share Avalara would likely have traded higher in July regardless of the sale rumors; the true “unaffected” price should be higher 1 Source: FactSet. Data from July 6, 2022 to August 5, 2022, the last trading day before the transaction was announced. 2 Source: FactSet. Median performance from July 6 to August 5 is calculated based on the public companies used in Goldman’s “Selected Public Company Comparables” analysis. Median one - day premium is calculated based on the companies used in Goldman’s “Selected Transactions” analysis. See pages 56 and 57, respectively, of Avalara’s Proxy Statement for a full list of the companies included in these analyses. 5 30% 12% 9% 35% 30% 25% 20% 15% 10% 5% 0% Comparable Public Companies S&P North American Software Index TSR from Undisturbed Date to Day Before Deal Announcement 1 $73.54 $82.55 $103.03 Avalara Price as of July 6 Avalara Price Assuming Median Performance from July 6 to August 5 Illustrative Fair Value Applying Median One - Day Premium to True Undisturbed Price $1 2 0.00 $1 0 0.00 $8 0 .00 $6 0 .00 $4 0 .00 $2 0 .00 $0. 0 0 Avalara Stock Price 2

S E C T I O N F I V E Other Observers Are Also Opposed

Altair US, LLC Analysts Agree the Price Is Low We view the transaction and valuation as a somewhat neutral outcome for shareholders believing a valuation closer to 9x was more reasonable given the long term durable growth opportunity in front of Avalara… We do wonder if they could do better than the current implied valuation.” 1 Given Avalara’s leading position in the large and underpenetrated market for tax compliance automation software, our initial view is that the proposed transaction price is somewhat underwhelming.” 1 There has been a lack of enthusiasm from our investor conversations this morning… We believe the [near - term] outlook likely pushed the needle towards taking a deal at a multiple that could prove conservative over the [long - term] and may have been a bit lower than what some investors were hoping for.” 1 9x EV/NTM Revenue is a steep discount from Avalara’s peak multiple of 23x in October 2020…” 1 [W]e are a little surprised at AVLR’s willingness to sell at $93.50 given its recently laid out medium - term targets ($250 million of FCF by CY 25) and an aspirational goal of reaching $3 billion in revenue.” 1 33 1 Source: Analyst research notes, all dated August 8, 2022.

Altair US, LLC Another Shareholder Has Publicly Criticized the Deal 34 AVLR is perfectly capable of remaining independent and has many years of profitable growth ahead. In light of this, the Board of Directors' decision to conduct an auction at this time in a depressed and volatile macroeconomic market seems ill - advised. The price agreed appears completely devoid of any control premium appropriate in this situation. We intend to vote against the Vista transaction…” 1 Avalara Shareholder September 15, 2022 1 Source: Merrion Investment Management Press Release, September 15, 2022.

S E C T I O N S I X Conclusion

We Believe Vista Could Pay Significantly More for Avalara

Vista's recent deal-making and fund-raising activity suggests that it has the capacity to increase its bid for Avalara

- We believe Vista has ample dry powder to deploy
  - In May 2022, Vista was already halfway towards raising the $20 billion target it set for its flagship fund, Vista Equity Partners Fund VIII[1]
  - Vista's assets under management have more than doubled over the last five years to over $96 billion
- Vista has been an active acquirer in 2022, demonstrating its capacity
  - The total value of acquisitions and other investments by Vista in 2022 exceeds $27 billion[2]
  - In January 2022, Citrix announced a deal to be acquired by Vista and Evergreen Cost Capital for approximately $16.5 billion; it remains one of the largest deals announced in 2022
  - In September 2022, Vista offered to acquire KnowBe4 for approximately $4 billion



Bloomberg

Robert Smith's Vista Equity Snags Early $9 Billion for New Fund

- Austin-based buyout firm seals billions after quiet period
- Vista Equity has more than $93 billion in managed assets

Robert Smith, chairman and chief executive officer of Vista Equity Partners *Photographer: Patrick T. Fallon/Bloomberg*

By Gillian Tan and Kamaron Leach
May 27, 2022 at 5:15 PM EDT

Vista Equity Partners is almost halfway to raising the $20 billion target it set for its flagship fund, according to people familiar with the situation.



THE WALL STREET JOURNAL.

MARKETS

Citrix Systems to Go Private in Deal Valued at $16.5 Billion, Including Debt

Elliott's affiliate and Vista Equity to pay $104 a share for cloud-computing company

By Matt Grossman Follow

Citrix Systems Inc. CTXS -0.08% ▼ will be taken private in an all-cash acquisition valued at $16.5 billion, including debt, making the cloud-computing company the latest subject of a big leveraged buyout following a surge in deals last year.

Stockholders will receive $104 a share from the two buyers: Vista Equity Partners and Evergreen Coast Capital Corp., the private-equity arm of Elliott Management Corp. Citrix makes software that gives users remote access to their computers and provides other cloud services.



Bloomberg

Vista Equity Makes Offer for Software Security Firm KnowBe4

By Mureji Fatunde
September 19, 2022 at 12:02 PM EDT

Vista Equity Partners has offered to buy software-security firm KnowBe4 Inc. for $24 per share in cash, according to a statement Monday. The stock soared on the news.

The buyout firm's non-binding proposal represents a 39% premium to KnowBe4's closing share price on Friday. The stock rose 28% to $22.16 at 11:26 a.m. in New York trading Monday, giving the company a market value of about $3.9 billion.

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Vista Equity Partners AUM ($B)[1]



$120B
$100B
$80B
$60B
$40B
$20B
$0B
$46B
$53B
$73B
$86B
$96B
2018
2019
2020
2021
Present

[1] Gillian Tan and Kamaron Leach, "Robert Smith's Vista Equity Snags Early $9 Billion for New Fund," *Bloomberg*, May 27, 2022.
[2] Source: Bloomberg.

36

Altair US, LLC

Altair US, LLC Concl u sion 37 We urge Avalara shareholders to vote the GOLD proxy card AGAINST the proposed sale to Vista Avalara is a strong performer with a competitive moat and a long runway to compound growth The proposed sale of Avalara comes at the wrong time, with the wrong process and at the wrong price Shareholders should oppose the proposed sale to Vista ▪ Avalara has a long history of compounding growth , regardless of economic conditions ▪ The Company is well - positioned as a market leader with limited competition and a strong competitive moat ▪ Despite its near - term challenges, Avalara is a fundamentally sound business , with a resilient business model and a compelling opportunity ahead of it ▪ Management appears to share our confidence that Avalara can be a part of every transaction in the world ▪ The Board inexplicably decided to conduct a sale process at a time of macroeconomic uncertainty and capital markets volatility ▪ Worse yet, we believe the Board’s process was flawed and deeply limited , driven mostly by inbound inquiries rather than having been timed and executed to create demand ▪ Unsurprisingly, this flawed process yielded a price that we believe is inadequate ▪ The transaction price is well below Avalara’s historical valuation and sell - side analyst price targets , and the premium is well below that of comparable transactions ▪ We have been proud owners of Avalara for nearly twenty years, and we are content to own the Company for years to come ▪ We do not believe that the recent, modest slowdown in growth will persist, and we are confident that Avalara can continue to execute and create value for shareholders ▪ If the Company is to be sold, it should be from a position of strength, in a more favorable environment and after a robust process; this is not that time

Altair US, LLC Contact Information Shareholders Call Toll - Free: (800) 322 - 2885 Email: proxy@mackenziepartners.com 38